Exhibit 99.7

Part II – OTHER INFORMATION

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

ISSUER PURCHASES OF EQUITY SECURITIES

	(a)		(b)	(c)	(d)
Period	Total Number of Shares Purchased(a)		Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs(c)	Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs(c)

01/01/07 – 01/31/07	2,161,493		$87.29	2,005,921	$621,467,418
02/01/07 – 02/28/07	1,819,700		$90.51	1,816,692	$457,038,920
03/01/07 – 03/31/07	1,253,439	(b)	$92.30	1,222,600	$344,248,401

Total	5,234,632		$89.61	5,045,213
  (a)
  173,896 shares of restricted stock were delivered by employees to Marathon, upon vesting, to satisfy tax withholding requirements.
  (b)
  15,523 shares were repurchased in open-market transactions to satisfy the requirements for dividend reinvestment under the Marathon Oil Corporation Dividend Reinvestment and Direct Stock Purchase Plan (the "Dividend Reinvestment Plan") by the administrator of the Dividend Reinvestment Plan. Stock needed to meet the requirements of the Dividend Reinvestment Plan are either purchased in the open market or issued directly by Marathon.
  (c)
  In January 2006, we announced a $2 billion share repurchase program. In January 2007, our Board of Directors authorized the extension of this program by an additional $500 million. As of March 31, 2007, the Company had repurchased 51.6 million split-adjusted common shares at a cost of $2.150 billion, which includes transaction fees and commissions that are not reported in the table above.